Exhibit 10.5
Amendment Number One to the
Performance Restricted Stock Unit Agreement
Flowserve Corporation
2004 Stock Compensation Plan
This Amendment Number One to the Performance Restricted Stock Unit Agreement (the “Amendment”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and the Participant as of March 27, 2008 for purposes of amending that certain Performance Restricted Stock Unit Agreement by and between the Company and the Participant dated March 7, 2008 (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
W I T N E S S E T H
WHEREAS, the Company previously granted performance restricted stock units (the “Performance Shares”) to the Participant subject to the terms of the Agreement and the Flowserve Corporation 2004 Stock Compensation Plan (the “Plan”) that vested upon the achieved of certain performance goals; and
WHEREAS, the Company and the Participant desire to amend the Agreement to modify the percentage of Performance Shares that vest upon the achievement of the performance goals described in the Agreement; and
WHEREAS, Article 9 of the Plan provides that the Company can make amendments that apply to outstanding awards, provided that the holder of any outstanding award, upon request of the Company, execute a conforming amendment in the form prescribed by the Company.
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
1. Section 2(a) of the Agreement is amended by deleting the table set forth in such Section and substituting in lieu thereof the following new table:

Percentage of Performance Shares Vested
Performance Goal Achieved	and Eligible for Conversion
Less Than Threshold	0%
Threshold	50%
Target	100%
Maximum	200%